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[eBay letterhead]                                               Exhibit 10.20



                              August 20, 1998


Michael Jacobson
1114 Hamilton Ave.
Palo Alto, CA  94301

Dear  Mike:

     eBay Inc. (the "Company" or "eBay") is pleased to offer you the exempt position of Vice President, General Counsel and Secretary at a salary of $6,250 payable twice per month, which is equivalent to an annual salary of $150,000. You shall also receive a one-time employment bonus of $50,000 upon acceptance of this offer. The employment bonus will be non-refundable as long as you remain an employee for at least one year. In the event that your employment ceases prior to completion of one year, the employment bonus shall be refundable pro-rata to eBay Inc. In addition, the company may award you discretionary bonuses from time to time.

     You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 83,334 shares of the Company's Common Stock (based on the three for one forward split anticipated upon the effective date of the Company's proposed Initial Public Offering your option for 83,334 shares would automatically become an option for 250,002 shares). The option will be granted under the Company's Current Stock Option Plan and, assuming you remain an employee, your option shares shall be divided into two grants for vesting purposes. The first option consists of 5,000 option shares (15,000 post-split option shares), and the second option consists of the remaining 78,334 option shares (235,002 post-split option shares). The 5,000 option shares shall completely vest 5 months from your start date. The remaining 78,334 option shares shall vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option; provided, however, that if your employment is terminated by the Company other than for "Cause" during your first year of employment, the option will vest, at the end of each month, with respect to 1/48 of the shares subject to the option. No other acceleration of vesting will occur in connection with acquisition of eBay, but you would be treated like others in the management group if such a change in control were to occur.
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     As a condition of your employment, you must complete the "Employee
Proprietary Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requires that a departing employee refrain unauthorized use or disclosure of eBay's confidential information (as defined in the Agreement). This Agreement does not prevent a former employee from using
                                --------
know-how and expertise in any new field or position. If you should have any questions about the "Employee Proprietary Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

     We hope that you and eBay will find mutual satisfaction with your employment. You will be subject to a 90-day introductory period beginning with the date of your initial employment. During this time, you and eBay will have the opportunity to evaluate your compatibility, ability and interest in the job. At or near conclusion of the introductory period, I will conduct a review of your performance. Your employment may be terminated at any time, with or without cause, during or after this period, should such termination be deemed necessary or appropriate by you or eBay.

     All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose, rather than by a jury court or administrative agency. The Company will bear all AAA administrative costs and fees of any such arbitration.

     This letter and the "Employee Proprietary Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by
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signing and returning a copy of this letter and a completed "Employee
Proprietary Information and Inventions Agreement" to me by the close of business on Thursday, August 20, 1998. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior agreements and communications by you and eBay as to the specific subjects of this letter.


Very truly yours,


 /s/ Meg Whitman
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Meg Whitman
President and CEO


CC:  Leslie Kornblum, HR Manager

ACCEPTED:


 /s/ Michael Jacobson                8/24/98
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Michael Jacobson                     Date

Anticipated Start Date:   8/24/98
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Preferred e-mail address:___________________ @ebay.com

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                 IMMIGRATION REFORM & CONTROL ACT REQUIREMENTS

The Immigration Reform & Control Act requires employers to receive documentation verifying an employee's identity and legal right to work in the United States. Please review the list below and bring the appropriate documentation (originals only no copies please) with you on your first day of work.


ONE DOCUMENT FROM LIST A:

LIST A

               U.S. Passport

               Certificate of U.S. Citizenship

               Certificate of Naturalization

               Unexpired foreign passport with employment authorization

               Alien Registration Card with photograph



OR ONE DOCUMENT FROM LIST B AND FROM LIST C:
                            ---


          LIST B                    LIST C

          State driver's license    Original Social Security Card
          Or ID with photo and
          Personal data

          U.S. military card        Birth certificate bearing state, county
                                    Or municipal authority seal

                                    Unexpired INS employment
                                    authorization